                                                               EXHIBIT 99.4

                                   SPECIAL ADDENDUM
                                          TO
                                STOCK OPTION AGREEMENT

     The provisions of this Special Addendum are hereby incorporated into, and are hereby made a part of, that certain Stock Option Agreement (the "Option Agreement") between Cygnus, Inc. (the "Corporation") and _________________________________ ("Optionee") evidencing the grant on this date of a stock option (the "Option") to Optionee under the terms of the Corporation's 1994 Stock Option/Award Plan. The provisions of this Special Addendum shall be effective immediately for such Option.

     All capitalized terms in this Special Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to them in that certain severance benefit agreement (the "Severance Agreement") between the Corporation and Optionee dated August 28, 1998 and shall continue to have those meanings whether or not the Severance Agreement remains in effect throughout the term of each Option subject to this Special Addendum.

                  TERMINATION OF EMPLOYMENT WITHOUT CAUSE

     A. Should Optionee's employment be terminated by the Corporation for any reason other than Cause while the Option remains outstanding but not otherwise fully exercisable for all of the Option Shares, then the Option shall immediately become exercisable on an accelerated basis for that number of Option Shares equal to the LESSER of (i) the total number of Option Shares for which the Option is not otherwise, in accordance with the Exercise
Schedule in effect for that Option, exercisable on the Date of Termination or
(ii) twenty percent (20%) of (x) the total number of unvested Option Shares at the time subject to the Option plus (y) the number of vested and exercisable shares of the Corporation's common stock held by Optionee on the Date of Termination. The Option shall remain outstanding until the EARLIEST to occur of (i) the Expiration Date, (ii) the expiration of the nine
(9)-month period measured from the Date of Termination or (iii) the closing date of any Change in Control in which the Option is not assumed by the successor entity (or parent company) or otherwise continued in full force and effect and will continue to vest and become exercisable for additional Option Shares during the first five (5) months of that post-employment exercise period. Accordingly, during that five (5)-month period, the Option will continue to vest and become exercisable for any remaining unexercisable Option Shares at a monthly rate equal to one percent (1%) of (x) the total number of unvested shares at the time subject to the Option plus (y) the number of vested and exercisable shares held by Optionee on such Date of Termination. The Option shall become exercisable for those additional one percent (1%) increments at the end of each month within that five (5)-month post-employment exercise period.

     B. After the end of such five (5)-month post-employment period, all further vesting of the Option Shares shall cease, and the Option shall thereupon terminate and cease to be exercisable for any Option Shares for which those options have not otherwise become exercisable pursuant to the vesting provisions of this Special Addendum. Optionee shall have until the EARLIEST to occur of (i) the Expiration Date, (ii) the expiration of the nine
(9)-month period measured from the Date of Termination or (iii) the closing date of any Change in Control in which the option is not assumed by the successor entity (or parent company) or otherwise continued in full force and effect in which to exercise the Option for any or all Option Shares for which the Option is exercisable at the end of the five (5)-month post employment exercise period.

     C. Should a Change in Control occur during the period of Optionee's employment with the Corporation, then the vesting acceleration and post-service exercise provisions of that certain change in control benefit agreement (the "Change in Control Agreement") between the Corporation and Optionee dated ______________ __, 1996 and August 28, 1998 and any Special Addendum to Stock Option Agreement implemented in evidence of those provisions shall govern Optionee's rights under the Option and shall supersede and replace the terms and conditions of this Special Addendum.

     D. Should a Change in Control occur after the involuntary termination of Optionee's employment by the Corporation other than for Cause but within the five (5)-month post-employment period during which the Option Shares would otherwise continue to vest and become exercisable for additional Option Shares hereunder, then the vesting acceleration provisions of the Change in Control Agreement and any Special Addendum to Stock Option Agreement implemented in evidence of those provisions shall govern the accelerated vesting of the Option and shall supersede and replace the vesting acceleration provisions of this Special Addendum. However, the expiration of the post-employment exercise period for the Option shall continue to remain in effect until the EARLIEST to occur of (i) the Expiration Date, (ii) the expiration of the nine (9)-month period measured from the Date of Termination or (iii) the closing date of any Change in Control in which the Option is not assumed by the successor entity (or parent company) or otherwise continued in full force and effect.

     E. Should a Change in Control occur more than five (5) months after the termination of Optionee's employment with the Corporation for any reason, then the Option shall not accelerate or vest as to any additional Option Shares in connection with that Change in Control.

     F. For purposes of this Addendum, the following definitions shall be in effect:

          CAUSE shall have the meaning given such term in Exhibit A to the Severance Agreement.


                                      2.

          CHANGE IN CONTROL shall have the meaning given such term in Exhibit A to the Severance Agreement.

          DATE OF TERMINATION refers to cessation of employment and shall have the meaning given such term in Exhibit A to the Severance Agreement.

          EXERCISE SCHEDULE shall mean the schedule set forth in the Stock Option Agreement for the Option, pursuant to which the Option is to vest and become exercisable in a series of installments over Optionee's period of employment with the Corporation.

         EXPIRATION DATE shall mean the expiration date of the ten
     (10)-year term of the Option.

         OPTION SHARES shall mean the shares of the Corporation's common stock subject to the Option in question.

     G. The provisions of this Special Addendum shall govern the period for which the Option is to remain exercisable following the termination of Optionee's employment without Cause and shall supersede any provisions to the contrary in the Option Agreement.

     H. The provisions of this Special Addendum shall survive the expiration or termination of the Severance Agreement and shall accordingly remain in full force and effect following any such expiration or termination.

     IN WITNESS WHEREOF, Cygnus, Inc. has caused this Addendum to be executed by its duly-authorized officer as of the Effective Date specified below.


                                                  CYGNUS, INC.

                                               By:____________________________


                                               Title:_________________________


EFFECTIVE DATE:_________________ , 199___



                                      3.